EXHIBIT 10.5
Shareholder Agreement
AGREEMENT made and entered into as of the 1st day of May, 2007, by and among ESPRE Solutions Inc., with its principal place of business at 5700 W. Plano Parkway, Suite 2600, Plano TX 75093 (hereinafter “ESPRE”), and Knight Enterprises Ltd., with its principal place of business at c/o Equity Trust (BVI) Limited, Palm Grove House, P.O. Box 438, Road Town, Tortola, British Virgin Islands (hereinafter “KNIGHT”), Kyle Nelson [11414 Parkchester Drive, Dallas, Texas 75230] (“NELSON”) and Blideo, Inc. (the “Corporation”), hereinafter (the “Parties”).
W I T N E S S E T H:
WHEREAS, all of the issued shares and outstanding stock of the Corporation are owned in the following percentages:

ESPRE	40%
KNIGHT	40%
NELSON	20%
WHEREAS, ESPRE has provided a software and royalty license to the Corporation for the use of its technology in the Enterprise Collaboration/Networking market and KNIGHT has provided a market sub-license for Social Networking which was purchased from Media Distribution Systems (a licensee of ESPRE) and ESPRE acknowledges the legitimacy of said license; and,
WHEREAS, the Shareholders hereto deem it to be in the best interest of the Corporation to act together concerning the management of the Corporation; and,
NOW, THEREFORE, IT IS MUTUALLY AGREED AS FOLLOWS;
MANAGEMENT AND OPERATION OF THE CORPORATION
A.	1.	Directors and Officers. For the duration and term of this Agreement, the Shareholders will elect and continue in office as Directors of the Corporation the following:

     Peter Leighton
     Kyle Nelson
Pete Ianace

2.	The Officers of the Corporation shall be: Peter Leighton Chairman and CFO Kyle Nelson President and CEO

3.	ESPRE and KNIGHT will have the right to a seat on the Board of Directors of the Corporation so long as the shareholder maintains a share position greater than ten percent (10%) of total shares outstanding. NELSON will have the right to a seat on the Board of Directors of the Corporation so long as the shareholder maintains a share position greater than five percent (5%) of total shares outstanding. Should ESPRE’s or KNIGHT’s ownership fall below ten percent (10%) of outstanding shares of the Corporation or NELSON’s ownership fall below five percent (5%) of outstanding shares of the Corporation, that shareholder or shareholders may retain a Board seat only at the discretion of the then current Shareholders of the Corporation.

B.	Voting. All decisions within the ordinary course of business shall be made by the unanimous consent of both the CEO and the CFO, who shall have equal say in the management of the ordinary course of business of the Corporation. In addition, for the purposes of selling, terminating, liquidating, entering loans, accepting capital form third parties or changing the basic purposes of the Corporation, the quorum and voting requirements shall be the majority of the Board of Directors.

C.	Initial and Subsequent Equity Contribution. The Corporation will initially authorize and issue five hundred thousand shares at a value of One United States Dollar per share. ESPRE and KNIGHT shall contribute two hundred thousand dollars each and will receive two hundred thousand shares each. NELSON will be issued 100,000 shares for no consideration. Each Party may at any time contribute additional equity to the Corporation. The other Parties may match the contribution for equal value and have ninety days in which to make the corresponding equity contribution. Should the other shareholder not match the equity contribution within the prescribed ninety day period, the Parties will have to negotiate a share price based on the then current value of the shares as determined by the Board of Directors of the Corporation as and when the Party deems it appropriate to purchase such shares. As a proviso to this Section C, ESPRE cannot invest in the Corporation whilst ever any principal or interest is due to Knight under the Promissory Note Dated April 30, 2007, attached herein as Attachment A — Promissory Note.

D.	Executive Compensation. The executive compensation packages including the CEO and the CFO shall be determined and voted upon by the Board of Directors of the Corporation. The quorum and voting requirements shall be the one hundred percent (100%) of the Board of Directors.

E.	Indemnity. In the event any Shareholder is held personally liable for any liability of the Corporation, then the other Shareholder shall indemnify him against fifty percent (50%) of any such personal liability.

F.	Tax Liability. Acceptance by the seller of all or part of the purchase price of his stock pursuant to this Agreement shall constitute an agreement by the seller to indemnify the Corporation and its remaining Shareholder from and against any and all claims or liabilities of the Corporation which may arise subsequent to the date of closing with respect to taxes of any kind or nature found to be due to the United States or any State or Municipality for any periods prior to the date of closing. It is understood and agreed that liability of the selling Shareholder shall be limited to such proportion as is equivalent to his proportionate share or interest in the Corporation prior to closing. The seller shall be entitled to prompt notification by the Corporation of any and all notices of claims and shall have the right, at his sole cost and expense, to participate in any proceeding, legal or otherwise, with respect to such claim or liability. The indemnification provided for herein shall be a continuing one and shall survive closing.

G.	Action In Violation Of This Agreement. In the event the shares of any Shareholder are transferred or disposed of in any manner without complying with the provisions of this Agreement, or if such shares are taken in execution or sold in any voluntary or involuntary legal proceeding, execution sale, bankruptcy, insolvency or in any other manner, the Corporation and the Shareholder shall, upon actual notice thereof, in addition to their rights and remedies under this Agreement, be entitled to purchase such shares from the transferee thereof, under the same terms and conditions set forth in this Agreement as if the transferee had offered to sell such shares, but in no event shall the purchase price exceed the amount paid for the said shares by the transferee if such shares were acquired by the transferee for consideration. The Corporation may, at its option, refuse to transfer on its books and records any shares transferred in violation of this Agreement.

Any Shareholder who shall petition any Court for the dissolution of the Corporation, other than pursuant to the specific right to cause the Corporation to be liquidated and dissolved as provided in this Agreement, shall be deemed to have offered his shares for sale under the same terms and conditions as set forth in this Agreement.

H.	Illegality. If any provision of this Agreement shall be determined by the arbitrators or any Court having jurisdiction, to be invalid, illegal or unenforceable, the remainder of this Agreement shall not be affected thereby, but shall continue in full force and effect as though such invalid, illegal or unenforceable provision or provisions were not originally a part hereof.

I.	Termination. This Agreement shall remain in full force and effect for as long as two or more of the Parties remain Shareholders of the Corporation, or until the adjudication of the Corporation as a bankrupt or until the dissolution of the Corporation.

J.	Notices. Any notice required to be given under this Agreement shall be sent by certified mail, return receipt requested to the respective addresses of the parties as contained in this Agreement or in the records of the Corporation.
IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and seals the day month and year first written above.
AGREED TO BY:

ESPRE SOLUTIONS, INC.
/s/ Pete Ianace
Pete Ianace
President/CEO 5/8/07

KNIGHT ENTERPRISES, LTD.
/s/ Peter Leighton
Peter Leighton
President 5/11/07

KYLE NELSON
/s/ Kyle Nelson
Kyle A. Nelson CEO-Blideo, Inc. 5-8-2007

Attachment A — Promissory Note
THIS PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER ANY FEDERAL OR STATE SECURITIES LAW AND HAS BEEN ISSUED UNDER EXEMPTIONS THAT DEPEND, IN PART, ON THE INTENT OF IN ANY MANNER NOT PERMITTED BY SUCH LAWS. THIS PROMISSORY NOTE MAY BE SOLD OR TRANSFERRED ONLY IN ACCORDANCE WITH SUCH LAWS.
ESPRE SOLUTIONS, INC.
PROMISSORY NOTE
$100,000.00
April 30, 2007
Plano, Texas
     ESPRE SOLUTIONS, INC. (the “Borrower”), of 5700 W Plano Pkwy, Plano, TX 75093, for value received hereby, promises to pay to the order of Knight Enterprises Limited (the “Holder”), whose principal address is located at c/o Equity Trust (BVI) Limited, Palm Grove House, P.O. Box 438, Road Town, Tortola, British Virgin Islands or its registered assigns, the principal sum of ONE HUNDRED THOUSAND (U.S. $100,000.00). The total outstanding principal amount and any accrued but unpaid interest thereon shall be paid on or before July 31, 2007, (the “Maturity Date”) as provided in Section 2. Payment for all amounts due under this Note shall be made in United States currency by wire payment to the designated bank account of the Holder.
     The following is a statement of the rights of the Holder and conditions to which this Note is subject, and to which the Holder hereof, by the acceptance of this Note, agrees:
     1. Interest and Other Compensation. Interest shall accrue on this Note at a rate of ten percent (10%) simple interest per annum. All accrued interest shall be payable on or before the Maturity Date as provided in Section 2. Interest shall be calculated based on a 360-day year and charged on the basis of actual days elapsed.
     2. Payment Terms. The principal indebtedness evidenced by this Note shall be paid, without claim or offset from the proceeds from Borrowers’ gross proceeds from any and all equity and/or debt financings, sale of any license to WRI any other sales in excess of

$100,000. Borrower agrees to make such payments to Holder in preference to all other obligations of whatever nature whatsoever.
     3. Collateral Shares. Borrower shall pledge its investment of 200,000 shares in Blideo Inc. (the “Collateral Shares”) as collateral for the Note. The Collateral Shares shall be accompanied by a stock power duly signed and executed by Borrower to enable the transfer into Lenders name. In the event that Holder takes title to the Collateral Shares in accordance with the provisions of paragraph 4 (i) below, Borrower shall have the right for 90 (ninety) days after the Maturity Date to repurchase the Collateral Shares for twice the principal sum or Two Hundred Thousand (U.S. $200,000).
     4. Default. If Borrower fails to pay all outstanding principal and/or interest on or before the Maturity Date, then Holder may (i) take title to the Collateral Shares or (ii) declare Borrower in default, and demand immediate payment of all outstanding principal and interest. If the Borrower fails to pay all outstanding principal and/or interest within thirty (30) days following the Maturity Date, then Holder, at its option and without further notice to Borrower, may require the Borrower to immediately take any and all actions necessary to allow Holder to recover the unpaid principal and interest from the liquidation of the accounts receivable, fixed assets, inventory and other tangible assets of Borrower (excluding, without limitation, patents, trade secrets and other intellectual property rights), providing that the assets to be liquidated must be those to which Borrower has clear title, free from any lien or other overriding claim.
     5. Notices. All notices required under or in connection with this Note shall be delivered or sent by (a) certified mail, return receipt requested, postage prepaid, or (b) recognized overnight delivery service to the addresses set forth in Paragraph 1 hereof, or to such other address as any party may designate from time to time by notice to the other in the manner set forth herein. All notices shall be deemed to have been made on the date of delivery.
     6. Costs and Expenses. The Borrower shall pay the cost of any documentary stamp or other transactional taxes attributable to this Note.
     7. Modification. This Note may be amended only upon the mutual written consent of the Borrower and the Holder.
     8. Headings. Headings at the beginning of each numbered paragraph of this Note are intended solely for convenience or reference and are not to be construed as being a part of this Note.

     9. Time of Essence. Time is of the essence with respect to every provision hereof.
     10. Governing Law. This Note shall be construed and enforced in accordance with the laws of Texas. Any action arising out of or in connection with this Note shall occur in Texas.
     IN WITNESS WHEREOF, the Borrower has caused this Promissory Note to be issued on the date set forth above.

ESPRE SOLUTIONS, INC.
/s/ Pete Ianace

Witness:
/s/ Forres McGraw

Date:
30 April 2007